FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-08

From:  WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At:  09/14/16 14:33:30

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-LC24 - PUBLIC NEW ISSUE **PRICING DETAILS** $918.608 MM FIXED-RATE CMBS OFFERING

LEAD MANAGERS & SOLE BOOKRUNNER:  WELLS FARGO SECURITIES, LLC

CO-MANAGERS:  ACADEMY SECURITIES, INC. AND DEUTSCHE BANK SECURITIES INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	SPD	CPN	YLD	$PRICE
A-1	AAAsf/AAA(sf)/Aaa(sf)	41.394	30.000%	2.22	+40	1.4410	1.4202	99.9983
A-2	AAAsf/AAA(sf)/Aaa(sf)	55.655	30.000%	4.50	+62	2.5010	1.7916	102.9972
A-3	AAAsf/AAA(sf)/Aaa(sf)	275.000	30.000%	9.65	+106	2.6840	2.5684	100.9998
A-4	AAAsf/AAA(sf)/Aaa(sf)	290.568	30.000%	9.84	+108	2.9420	2.5980	102.9927
A-SB	AAAsf/AAA(sf)/Aaa(sf)	69.133	30.000%	7.08	+100	2.8250	2.3580	102.9999
A-S	AAAsf/AAA(sf)/Aa2(sf)	94.083	21.000%	9.89	+150	3.3670	3.0203	102.9926
B	AA-sf/AA-(sf)/NR	48.347	16.375%	9.96	+175	3.6210	3.2741	102.9957
C	A-sf/A-(sf)/NR	44.428	12.125%	9.96	+285	4.4647	4.3740	101.2210

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR	49.655	N/A	N/A	N/A	N/A
D	BBB-sf/BBB-(sf)/NR	49.655	7.375%	9.96	57.8%	12.7%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,045,358,264
NUMBER OF LOANS:	91
NUMBER OF PROPERTIES:	128
WA CUT-OFF LTV:	62.4%
WA BALLOON LTV:	54.3%
WA U/W NCF DSCR:	2.00x
WA U/W NOI DEBT YIELD:	11.8%
WA MORTGAGE RATE:	4.486%
TOP TEN LOANS %:	38.0%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	358
WA SEASONING (MOS):	2

LOAN SELLERS:	LCF(39.7%), WFB(34.6%), RMF(19.2%), NCB(6.6%)

TOP 3 PROPERTY TYPES:	OFFICE (24.3%), RETAIL (23.6%), MULTIFAMILY (18.8%)

TOP 5 STATES:	NY(15.6%), TX(14.7%), VA(10.2%), CA(8.7%), GA(6.5%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	PRIME FINANCE CMBS B-PIECE HOLDCO IV, L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	SEPTEMBER 29, 2016

ROADSHOW
MINNEAPOLIS, BREAKFAST:	WED, 9/7 @ 7:30AM CT, THE GRAND HOTEL
HARTFORD:	WED, 9/7 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON:	WED, 9/7 @ 12:00PM ET, THE LANGHAM
DES MOINES:	WED, 9/7 @ 1:30PM CT, THE DES LUX HOTEL
NEW YORK 1x1's:	THURS, 9/8

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:  WWW.NETROADSHOW.COM

REVIEW CODE:  WFCM2016LC24

FINAL LINK:  http://www.netroadshow.com/nrs/wp/default.html?show=3a7b04

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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